                                                                     EXHIBIT 77H

For the following funds:

Columbia Variable Portfolio - Cash Management Fund, Columbia Variable Portfolio
- Diversified Bond Fund, Columbia Variable Portfolio - Diversified Equity Income Fund, Columbia Variable Portfolio - Emerging Markets Opportunity Fund, Columbia Variable Portfolio - Global Bond Fund, Columbia Variable Portfolio - Global Inflation Protected Securities Fund, Columbia Variable Portfolio - Income Opportunities Fund, Columbia Variable Portfolio - Mid Cap Value Opportunity Fund, Columbia Variable Portfolio - Short Duration U.S. Government Fund, Variable Portfolio - American Century Diversified Bond Fund, Variable Portfolio
- American Century Growth Fund, Variable Portfolio - Columbia Wanger U.S. Equities Fund, Variable Portfolio - Davis New York Venture Fund, Variable Portfolio - Goldman Sachs Mid Cap Value Fund, Variable Portfolio - Invesco International Growth Fund, Variable Portfolio - J.P. Morgan Core Bond Fund, Variable Portfolio - Jennison Mid Cap Growth Fund, Variable Portfolio - Marsico Growth Fund, Variable Portfolio - MFS Value Fund, Variable Portfolio - Mondrian International Small Cap Fund, Variable Portfolio - Morgan Stanley Global Real Estate Fund, Variable Portfolio - Nuveen Winslow Large Cap Growth Fund, Variable Portfolio - Partners Small Cap Growth Fund, Variable Portfolio - Partners Small Cap Value Fund, Variable Portfolio - Pyramis International Equity Fund,

During the six-month period ended June 30, 2011, each Fund served as an underlying investment of affiliated funds-of-funds. The Variable Portfolio -- Conservative Portfolio, Variable Portfolio -- Moderately Conservative Portfolio, Variable Portfolio -- Moderate Portfolio, Variable Portfolio -- Moderately Aggressive Portfolio, Variable Portfolio -- Aggressive Portfolio and Columbia Management Investment Advisers, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of each Fund.